Exhibit 99.1

PRESS RELEASE

IDT CORPORATION ANNOUNCES PAYMENT OF SPECIAL DIVIDEND AND SUSPENSION OF QUARTERLY DIVIDENDS FOR FY 2013

Newark, N.J. – October 23, 2012:  The Board of Directors of IDT Corporation (NYSE: IDT) today decided to pay a special dividend of $0.60 per share to holders of its Class A and Class B common stock.  IDT has also suspended payment of its regular $0.15 quarterly dividends for its 2013 fiscal year, the twelve months ending July 31, 2013.

The special dividend will be paid on or about November 13, 2012 to stockholders of record of as of the close of business on November 5, 2012. The ex-dividend date will be November 1, 2012.  For tax purposes, the $0.60 per share payment will be treated as a return of capital and not as a dividend.  Payments classified as returns of capital generally reduce the basis in the shares on which the payment is made, unless the basis is lower than the amount of the payment.

“With the uncertainty surrounding the federal tax treatment of dividends, including the scheduled December 31st expiration of the 15% federal tax rate on dividend income,  our stockholders are best served by paying this dividend now.  We have the flexibility to pay the special dividend while maintaining our strong balance sheet and continuing to invest in the growth of our telecom and other businesses.  We do not expect to pay a regular dividend for the four quarters of fiscal year 2013, and we will monitor our operational results, cash needs and anticipated performance to determine the best way to deliver value to our stockholders going forward,” said Howard Jonas, Chairman and CEO of IDT Corporation.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

About IDT Corporation:
IDT Corporation (NYSE: IDT) through its IDT Telecom division, provides telecommunications and financial services.  IDT Telecom’s retail products allow people to communicate and share financial resources around the world while its carrier services business is a global leader in wholesale voice termination.  For more information, visit www.idt.net.

Investor Relations
IDT Corporation
Bill Ulrey
Phone:  (973) 438-3838
E-mail:  invest@idt.net